Exhibit 10.1
AMENDMENT TO FREEZE BENEFIT ACCRUALS
UNDER
KEARNY FINANCIAL CORP.
DIRECTORS CONSULTATION AND RETIREMENT PLAN

This Amendment Number One (the “Amendment”) to the Kearny Financial Corp. Directors Consultation and Retirement Plan, as amended and restated, as of May 18, 2015 (the “Plan”) is made by Kearny Financial Corp. (the “Company”).  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Plan.

WHEREAS, the Plan was initially effective on May 1, 1995, and the Plan was amended and restated effective on May 18, 2015; and

WHEREAS, the Plan is designed to provide retirement benefits to certain Directors of the Company and Kearny Bank (the “Participants”) upon retirement, death or disability, with such benefits payable out of the Company’s general assets; and

WHEREAS, the Plan currently provides that an individual who becomes a member of the Board of Directors of the Company on or after May 18, 2015 shall not be eligible to participate in the Plan; and

WHEREAS, the Company and the Participants have agreed to freeze the accrual of the Retirement Benefit Amount as of December 31, 2015, such that the Plan shall continue to operate in accordance with its terms in all respects, except that no benefits will accrue on or after January 1, 2016: and

WHEREAS, the Company generally reserves the right under Section 8.4 of the Plan to amend the Plan provided that written consent is obtained from each Participant who is participating in the Plan.

NOW THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by the parties hereto, the Plan is hereby amended, effective January 1, 2016 (the “Effective Date”), as follows:

Section 1.   Revised Section 2.1. Section 2.1 is amended and restated as follows:

2.1   Termination of Service.  Upon a Participant’s Termination of Service with the Company or the Bank, as applicable, a Participant will become eligible to receive benefits under the Plan if he has attained either or both his Retirement Date with the Company and his Retirement Date with the Bank, provided the Participant enters into an agreement to be a consulting director of the Company (in a form similar to that contained in Schedule A to this Plan).  For the avoidance of doubt, a Participant may attain his Retirement Date with the Company without attaining his Retirement Date with the Bank and vice versa depending on the number of Years of Service the Participant has earned with both the Bank and the Company.  If a Participant has attained his Retirement Date with either or both the Company and the Bank, upon the Participant’s Termination of Service, the Company will pay the Participant a monthly benefit determined in accordance with Section 2.5 of the Plan.  The Company will commence payments of the monthly benefit to the Participant on the first business day of the first calendar month following the Participant’s Termination of Service and will continue to make the monthly benefit payments to the Participant on the first business day of each succeeding calendar month for the life of the Participant.  Except as provided for in Sections 2.2 and 2.3 of the Plan, the Company shall have no financial obligation to a Participant who experiences a Termination of Service without attaining his Retirement Date with either the Company or the Bank.

Section 2.   New Section 2.5(d) Added to the Plan.  Section 2.5(d) is added to the Plan to read as follows:

“(d)     Freeze in Accrued Benefit as of December 31, 2015.  Effective January 1, 2016, notwithstanding anything in the Plan to the contrary, (i) no additional Years of Service or compensation will be credited to a Participant’s Retirement Benefit Amount, (ii) accrued benefits hereunder will be frozen such that no additional benefits (including disability and death benefits) will be accrued under this Plan, (iii) the amount of each Participant’s Retirement Benefit Amount will be fixed as reflected in Appendix A to this Amendment,  and (iv) such frozen accrued benefits will be paid in accordance with the terms of the Plan in a manner consistent with Section 409A of the Code.  If a Participant experiences a Termination of Service prior to attaining age sixty (60), such Participant will be deemed to have satisfied the Retirement Date (e.g., the minimum age requirement necessary to receive a Retirement Benefit Amount under the Plan), and payment of the Retirement Benefit Amount (the amount of the payment reflected in Appendix A) will commence as specified in Section 2.1 of the Plan  (first business day of the first calendar month following the date the Participant attains age sixty (60)), and this Amendment does not change the timing of benefits payable due to disability, death and change in control which such Participant is eligible to receive (the “Additional Provision”).

Section 3.   Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

Section 4.   Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 5.   Compliance with Section 409A.  This Amendment shall be interpreted and administered consistent with Section 409A of the Code.  The Company intends for this Amendment to comply with the provisions of Section 409A of the Code to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Participant.  This Amendment shall be construed, administered and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent therewith.  To the extent the Additional Provision does not comply with the provisions of Section 409A of the Code, then the first payment of the Retirement Benefit Amount will occur at the earliest date necessary to avoid any penalties under Section 409A of the Code, provided further that the amount of such payments will be reduced so that the value of such payments would otherwise equal the value of the payments if the first payment had commenced at age sixty (60).

[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized officer of the Company and each participating Director as of the date provided below.

KEARNY FINANICAL CORP.

12/23/15	By:	/s/ Craig L. Montanaro
Date		Craig L. Montanaro
Duly Authorized Officer

12/23/15	By:	/s/ Theodore J. Aanensen
Date		Theodore J. Aanensen

12/23/15	By:	/s/ John N. Hopkins
Date		John N. Hopkins

12/23/15	By:	/s/ John J. Mazur, Jr.
Date		John J. Mazur, Jr.

12/23/15	By:	/s/ Joseph P. Mazza
Date		Joseph P. Mazza

12/23/15	By:	/s/ Matthew T. McClane
Date		Matthew T. McClane

12/23/15	By:	/s/ John F. McGovern
Date		John F. McGovern

12/23/15	By:	/s/ Leopold W. Montanaro
Date		Leopold W. Montanaro

12/23/15	By:	/s/ John F. Regan
Date		John F. Regan